Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
of Hythiam, Inc.
Los Angeles, California

We hereby consent to the incorporation by reference in the Registration Statement[s] on Form S-3 (No. 333-112353 and 333-121634) of Hythiam, Inc. of our report dated March 29, 2005, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

BDO Seidman, LLP
Los Angeles, California

March 29, 2005